Exhibit 10.1

SECOND AMENDMENT TO

SEVERANCE COMPENSATION AGREEMENT

This AMENDMENT modifies the Severance Compensation Agreement dated September 29, 2008 between Albemarle Corporation, a Virginia corporation (the “Company”), and Luther C. Kissam, IV (“Employee”) (referred to herein as the “Agreement”).

1.    Subparagraph (iii)(b) of Paragraph 2(a) of the Agreement is amended and restated in its entirety as follows:

“(b) If you are not eligible for the retiree medical plans, you will no longer continue to participate in the Corporation’s medical, dental, or vision plans, as applicable, except for COBRA. If you elect to receive COBRA benefits, the Corporation shall provide you with such benefits at no cost to you for eighteen (18) months following your loss of medical, dental, and vision coverage, as applicable. Thereafter, the Corporation shall, for the subsequent six (6) months, purchase for you, at its cost, a policy of medical insurance providing benefits substantially similar to the benefits you would have received under the Corporation’s medical, dental, or vision plans.”

2.    The title of subparagraph (viii) of Paragraph 2(a) of the Agreement shall be changed from “Reduction of Severance Payment” to “Reduction of Payments.”

3.    The following is added after “2(a)(ix)” in Paragraph 2(a)(x) of the Agreement, as renumbered as per the first amendment to the Agreement, as follows:

“, and any other payments to the extent required by law,”

4.    A new subparagraph (xi) shall be added to Paragraph 2(a) of the Agreement, as renumbered as per the first amendment to the Agreement, as follows:

“(xi) Relocation.    Following your Date of Termination, the Corporation shall provide you with relocation benefits available under the Corporation’s U.S. Domestic Executive Relocation Policy, but only to the extent you (i) had relocated in connection with your employment with the Corporation within two (2) years before your Date of Termination and (ii) you are moving back to a state where you had relocated from within the two (2) years before your Date of Termination. The benefits described in this subparagraph (xi) must be used, if at all, no later than the end of the second year after the year that contains your Date of Termination. To the extent any relocation expenses will be reimbursed to you, the reimbursement must be paid to you no later than the end of the third year after the year that contains your Date of Termination.”

5.    Paragraph 6(b) of the Agreement is amended to replace the reference to “first anniversary” with “second anniversary” instead.

6.    Paragraph 7(c) of the Agreement is amended and restated in its entirety as follows:

“c.    In consideration for your agreement to the provisions of this Paragraph 7, the Corporation shall pay you, not later than the fifth (5th) day following the Determination Date (as defined below) the amount determined to be the value of your agreement to the provisions of this Paragraph 7 during the Non-Competition Period (the “Non-Competition Payment”). The value of your Non-Competition Payment for these purposes shall be determined by an unrelated third party in the business of valuing non-competition payments (the “Valuation Firm”). All costs for obtaining and defending the valuation shall be borne by the Corporation. The date the Valuation Firm finalizes the Non-Competition Payment amount will be the Determination Date.

The payment made to you pursuant to this Paragraph 7 is intended to constitute reasonable compensation for purposes of the Code. You shall notify the Corporation in writing of any written claim, objection, litigation, assessment, etc. by any federal, state, or local taxing authority regarding the Non-Competition Payment and its treatment as reasonable compensation under the Code. The notification shall apprise the Corporation of the nature of such claim and shall include a copy of any written correspondence from the relevant taxing authority. Such notification shall be given as soon as practicable but no later than thirty (30) business days after you actually receive notice in writing of such claim. The Corporation shall be responsible for hiring qualified legal counsel and other professionals acceptable to you to defend any challenge and pursue litigation regarding the Non-Competition Payment’s status as reasonable compensation under the Code until the matter is concluded. Any expenditure by the Corporation in any year to defend against the claim shall not have any impact on the expenses the Corporation may incur in defending against the claim in any subsequent year. The Corporation shall pay any expenses related to defense of the claim no later than the year after the year the expense was incurred. The Corporation’s obligations under this Paragraph 7(c) shall exist until the date of your death. The obligation of the Corporation to defend against any claim may not be subject to liquidation or exchanged for any other benefit. The Corporation’s obligations under this section shall be performed by the Corporation in good faith.”

7.    Paragraph 9 of the Agreement is amended and restated in its entirety as follows:

“9.    Notice to Corporation to Cure. In the event that you believe that you have a Good Reason for Resignation, you shall notify the Corporation in writing of such fact and the reasons therefore no later than ninety (90) days after the relevant event has occurred. The Corporation may, within thirty (30) days after your notice, elect to take such steps that would be necessary so that you would no longer have a Good Reason for Resignation. Failure to satisfy the requirements of this Paragraph 9 will result in there not being any Good Reason for Resignation for purposes of this Agreement.”

8.    The following is added at the end of Paragraph 16 of the Agreement to read as follows:

“Such General Release must be executed within the ninety (90) day period following your termination, provided, however, that to the extent any amounts payable under Paragraph 2(a)(i), (ii), (iv) or (vii) constitute deferred compensation for purposes of Code Section 409A, and the ninety (90) day period referred to herein shall commence in one tax year and end in the subsequent tax year, the payments described in this Paragraph 16 shall be made solely in the subsequent tax year.”

9.    The following is added at the end of Paragraph 19 of the Agreement to read as follows:

“Notwithstanding anything herein to the contrary, this Agreement shall be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from or shall comply with the requirements of Code Section 409A. To the extent that the Corporation determines that any provision of this Agreement would cause you to incur any additional tax or interest under Code Section 409A, the Corporation shall be entitled to reform such provision to attempt to comply with or be exempt from Code

Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Corporation without violating the provisions of Code Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.”

10.    Except as otherwise provided in this Amendment, defined terms used in this Amendment shall have the same meanings as set forth in the Agreement, and all other terms and provisions of the Agreement, as amended, shall remain unchanged.

IN WITNESS WHEREOF, the Company and Employee have caused this Amendment to be signed, each on their own behalf, as of this 8th day of December, 2016.

ALBEMARLE CORPORATION

By:	/s/ Karen G. Narwold

/s/ Luther C. Kissam, IV
Luther C. Kissam, IV
Employee

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